Exhibit 99.1

October 3, 2013

Dear Stockholders:

The Board of Directors of Wilson Bank Holding Company would like to share with you certain preliminary financial information for the first nine months of 2013.

The Company’s total assets as of September 30, 2013 were $1.732 billion representing an increase of $52 million since January 1, 2013. The Company’s earnings for the first nine months of 2013 were a record $11.7 million, up $2.3 million from the first nine months of 2012. We have seen continued improvements in the economy and loan quality which has resulted in a decrease in loan loss provisions during 2013. With all the good financial news, management still finds the bank getting more costly regulatory burden. The latest being the qualified mortgage loan changes. Please know that we are handling all the changes and challenges. We are also looking for ways to save money through new regulations now available in other areas.

We have completed our Main Office parking lot improvements after a long construction period. We deeply appreciate the patience of our customers during this period and we believe our new entrance to the drive through from Castle Heights will greatly benefit our customers. We are underway with our construction of our new Donelson Office and this should be complete in the next eight months.

In the next few weeks you will see the greatest promotion our bank has done as we introduce “Kasasa” at all our bank locations on October 21st. This product is a new suite of checking accounts that will give our bank a great competitive edge in all of the counties that we serve. We will also be introducing an enhanced on-line account opening at the same time. Our customers have welcomed the new and enhanced products including Money Desktop, a redesigned website and mobile deposits.

Our commitment remains to keep our bank on the cutting edge and our technology enhancements during 2013 have positioned our bank for the future. We realize that products are only as good as the service we provide and we remain committed to making your banking experience second to none.

The value of your bank investment remains strong as the latest price at which the Company’s stock has been sold was $45.25 per share.

We also want to issue you a special invitation to our “26th” Annual Oktoberfest on October 19th and 20th at the Main Office.

In closing, we deeply thank you for investing in Wilson Bank Holding Company and are committed to making your investment the best possible. We ask for your continued business referrals as well as your personal banking business. Please call us if we can be of service to you at anytime.

Sincerely,

/s/ Randall Clemons	/s/ Harold R. Patton
Randall Clemons	Harold R. Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company